UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

HEAT BIOLOGICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-2844103
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

627 Davis Drive, Suite 400 Morrisville, North Carolina 27560 (919) 240-7133
(Address of principal executive offices) (Zip Code)

Securities to be registered to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:

Common Stock, par value $0.0002 per share	NYSE American LLC

Common Stock Purchase Rights	NYSE American LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Form 8-A/A (Amendment No. 1) is being filed to update the description of the common share purchase rights (the “Rights”) of Heat Biologics, Inc., a Delaware corporation (the “Company”), which Rights were previously registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to the Company’s Form 8-A filed with the Securities and Exchange Commission on February 4, 2022 (the “Original Form 8-A”).

Item 1.	Description of Registrant’s Securities to Be Registered.

This description amends the Original Form 8-A relating to the Rights issued pursuant to the Rights Agreement dated March 11, 2018, as amended by Amendment No. 1 thereto (“Amendment No. 1”) dated March 8, 2019, Amendment No. 2 thereto (“Amendment No. 2”) dated March 10, 2020, Amendment No. 3 thereto (“Amendment No. 3”) dated March 8, 2021 and Amendment No. 4 thereto (“Amendment No. 4”) dated March 11, 2022 (the “Rights Agreement”) by and between the Company and Continental Stock Transfer & Trust Company, as rights agent.

Under the terms of Amendment No. 4 to the Rights Agreement, the expiration date of the Company’s stockholder rights plan has been extended to March 11, 2023, or such earlier date that the Company redeems or exchanges the rights as described in the Rights Agreement.

The Rights and the Rights Agreement are described in the Original Form 8-A, and such description, as amended hereby, is incorporated by reference herein.  In addition, a copy of the Rights Agreement between the Company and the Rights Agent specifying the terms of the Rights, which includes as Exhibit A the form of Right Certificate and as Exhibit B the form of the Summary of Rights to Purchase Common Stock, is included in the Original Form 8-A filed as Exhibit 4.1 to this Form 8-A/A and is incorporated by reference herein. Amendment No. 1 to the Rights Agreement is filed as Exhibit 4.2 to this Form 8-A/A, Amendment No. 2 to the Rights Agreement is filed as Exhibit 4.3 to this Form 8-A/A, Amendment No. 3 to the Rights Agreement is filed as Exhibit 4.4 to this Form 8-A/A and Amendment No. 4 to the Rights Agreement is filed as Exhibit 4.5 to this Form 8-A/A, and each Amendment is incorporated by reference herein. The foregoing description of the Rights and the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.   Exhibits.

Exhibit Number	Description
4.1	Rights Agreement, dated as of March 11, 2018, between Heat Biologics, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent, together with the following exhibits thereto: Exhibit A - Form of Right Certificate; Exhibit B - Summary of Rights to Purchase Shares of Common Stock of Heat Biologics, Inc. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Heat Biologics, Inc. with the Securities and Exchange Commission on March 12, 2018 (File No. 001-35994))
4.2	Amendment No. 1 to the Rights Agreement dated as of March 8, 2019 to the Rights Agreement dated March 11, 2018 by and between Heat Biologics, Inc. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2019 (File No. 001-35994))
4.3	Amendment No. 2 to the Rights Agreement dated as of March 10, 2020 to the Rights Agreement dated March 11, 2018, as amended by Amendment No. 1 thereto, dated as of March 8, 2019, by and between Heat Biologics, Inc. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to the Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on March 13, 2020 (File No. 001-35994))
4.4	Amendment No. 3 to the Rights Agreement dated as of March 8, 2021 to the Rights Agreement dated March 11, 2018, as amended by Amendment No. 1 thereto, dated as of March 8, 2019, and Amendment No. 2 thereto, dated March 10, 2020, by and between Heat Biologics, Inc. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2021 (File No. 001-35994))
4.5	Amendment No. 4 to the Rights Agreement dated as of March 8, 2021 to the Rights Agreement dated March 11, 2018, as amended by Amendment No. 1 thereto, dated as of March 8, 2019, Amendment No. 2 thereto, dated March 10, 2020, and Amendment No. 3 thereto, dated March 11, 2022, by and between Heat Biologics, Inc. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11, 2022 (File No. 001-35994))

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HEAT BIOLOGICS, INC.

Date: March 11, 2022	By:	/s/ Jeffrey Wolf
Name: Jeffrey Wolf
Title: Chairman, President and Chief Executive Officer